Exhibit 99.1

Fannie Mae Earns $3.7 Billion in First Quarter 2026
•33rd straight quarterly profit driven by steady net revenues(1) and stable guaranty book
•Net worth reached $112.7 billion; a $99.2 billion increase since the start of 2020
•Administrative expenses fell 19% from prior quarter, reflecting cost-cutting actions and enhanced operational efficiency
•Illustrative return on average required CET1(2) capital of 10.4%, up from 10.2% in the fourth quarter of 2025
WASHINGTON, DC – April 29, 2026 – Fannie Mae (FNMA/OTCQB) earned $3.7 billion in net income for the first quarter of 2026, compared with $3.5 billion for the fourth quarter of 2025, and increased its net worth to $112.7 billion as of March 31, 2026. Net revenues were steady compared with the fourth quarter of 2025; the increase in net income was primarily driven by a shift from fair value losses to gains and lower administrative expenses, partially offset by a shift from investment gains to losses.

William J. Pulte, Director, U.S. Federal Housing, and Chairman, Fannie Mae Board of Directors:
“Fannie Mae is a far more effective and leaner company than it was a year ago, with solid earnings, lower expenses, and $112.7 billion in net worth. A financially sound and dependable Fannie Mae is essential to the long-term health of the housing and mortgage markets.”

Peter Akwaboah, Acting Chief Executive Officer and Chief Operating Officer, Fannie Mae:
“Fannie Mae’s first quarter net income of $3.7 billion reflects the health of our guaranty business, the discipline of our execution, and the strength of our balance sheet. We remain focused on our mission — to provide uninterrupted liquidity in all economic cycles to support stability and affordability to the U.S. housing market.”

More information, including access to the webcast featuring our earnings presentation, our First Quarter 2026 Form 10-Q, and other disclosures, can be found on our Quarterly and Annual Results webpage at fanniemae.com/financialresults.

First Quarter 2026 Key Metrics

$3.7 billion	$112.7 billion	$7.3 billion
Net Income	Net Worth	Net Revenues(1)
($3.5 billion in 4Q 2025)	($109.0 billion in 4Q 2025)	($7.3 billion in 4Q 2025)

$4.1 trillion	10.2%	10.4%
Guaranty Book of Business	Administrative Expense Ratio(3)	Illust. Return on Avg. Req. CET1(2)
($4.1 trillion in 4Q 2025)	(12.6% in 4Q 2025)	(10.2% in 4Q 2025)

Business Impact and Quarterly Highlights

Mortgage Acquisitions
Enabled the financing of ~385,000 home purchases,
refinances, and rental units in the first quarter of 2026

$116 billion in liquidity provided to mortgage market, supporting approximately 154,000 home purchases, 121,000 refinancings, and 110,000 rental units.

More than 80% of multifamily units financed were affordable to renters earning less than 100% of area median income.

First-time homebuyers accounted for more than half of our single-family purchase mortgages.

Our foreclosure prevention solutions allowed more than 24,000 homeowners to remain in their homes.

Enhanced support of the secondary mortgage market through MBS purchases.

Endnotes are presented on page 5

First Quarter 2026	1

Summary of Financial Results
Chryssa C. Halley, Chief Financial Officer, Fannie Mae:
“Our first quarter results underscore the durability of our business model and the strong credit profile of our guaranty book. Net revenues in the quarter were stable at $7.3 billion, administrative expenses were lower, and our growing net worth put Fannie Mae in a solid position to serve the housing market and fulfill our mission.”

Key Highlights — First Quarter 2026

•	Net revenues of $7.3 billion, primarily driven by guaranty fees on the company’s $4.1 trillion guaranty book of business.

◦Single-family net revenues of $6.0 billion from a $3.6 trillion conventional guaranty book with an average charged guaranty fee of 48.8 basis points.

◦Multifamily net revenues of $1.2 billion from a $542.5 billion guaranty book with an average charged guaranty fee of 71.1 basis points.

•	Provision for credit losses of $277 million, compared with $298 million in 4Q 2025.

•	Non-interest expense of $2.2 billion, compared with $2.4 billion in 4Q 2025; decrease driven primarily by lower administrative expenses.

•
Other losses decreased by $96 million compared with 4Q 2025, driven by a shift from fair value losses to fair value gains, which was partially offset by a shift from investment gains to investment losses.

•	Net income of $3.7 billion, compared with $3.5 billion in 4Q 2025; net worth increased to $112.7 billion.

Summary of Consolidated Financial Results

(Dollars in millions)	1Q26	4Q25	Variance	% Change	1Q25	Variance	% Change
Net interest income	$7,198	$7,268	$(70)	(1)%	$7,001	$197	3%
Fee and other income	82	63	19	30%	84	(2)	(2)%
Net revenues	7,280	7,331	(51)	(1)%	7,085	195	3%
Fair value gains (losses), net	121	(257)	378	NM	123	$(2)	(2)%
Investment gains (losses), net	(277)	5	(282)	NM	(1)	(276)	NM
Other gains (losses), net	(156)	(252)	96	38%	122	(278)	NM
(Provision) benefit for credit losses	(277)	(298)	21	7%	(24)	(253)	NM
Non-interest expense:
Administrative expenses(4)	(745)	(921)	176	19%	(992)	247	25%
Legislative assessments(5)	(931)	(936)	5	1%	(931)	—	— %*
Credit enhancement expense(6)	(358)	(368)	10	3%	(479)	121	25%
Other income (expense), net(7)	(149)	(146)	(3)	(2)%	(197)	48	24%
Total non-interest expense	(2,183)	(2,371)	188	8%	(2,599)	416	16%
Income before federal income taxes	4,664	4,410	254	6%	4,584	80	2%
Provision for federal income taxes	(944)	(883)	(61)	(7)%	(923)	(21)	(2)%
Net income	$3,720	$3,527	$193	5%	$3,661	$59	2%
		—				—
Total comprehensive income	$3,655	$3,527	$128	4%	$3,655	$—	— %*
Net worth	$112,667	$109,012	$3,655	3%	$98,312	$14,355	15%

NM - Not meaningful
* Represents less than 0.5%

First Quarter 2026	2

Single-Family Business
Jake Williamson, EVP, Head of Single-Family, Fannie Mae:
“We are making it easier for lenders to do business with Fannie Mae by delivering technology-enabled solutions that reduce friction and streamline the mortgage process. That focus will help make Fannie Mae the go-to partner for lenders as they meet the evolving needs of homebuyers and homeowners.”

Single-Family Highlights — First Quarter 2026

•
Single-family conventional acquisition volume increased to $98.7 billion, compared with $96.8 billion in 4Q 2025, driven by a $7.0 billion increase in refinance acquisition volume, partially offset by a $5.1 billion decrease in purchase acquisition volume.

•	Average single-family conventional guaranty book decreased to $3.56 trillion, from $3.58 trillion for 4Q 2025.

•
The average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book increased to 48.8 basis points, compared with 48.7 basis points in 4Q 2025. The average charged guaranty fee on newly acquired conventional loans, net of TCCA fees, decreased to 55.1 basis points, compared with 55.4 basis points in 4Q 2025.

•
Overall credit characteristics of the single-family conventional guaranty book were largely unchanged compared with the prior quarter, with a weighted-average mark-to-market loan-to-value ratio of 51% and a weighted-average FICO credit score at origination of 753 as of Mar. 31, 2026.

•	Single-family serious delinquency rate remained unchanged at 0.58% as of Mar. 31, 2026, compared with prior quarter end.(8)

•
Provision for single-family credit losses of $103 million, primarily associated with new acquisitions and newly delinquent loans, partially offset by a benefit from actual home price growth. This compares with a provision for single-family credit losses of $293 million for 4Q 2025.

Single-Family Business Financial Results

(Dollars in millions)	1Q26	4Q25	Variance	% Change	1Q25	Variance	% Change
Net interest income	$5,978	$6,043	$(65)	(1)%	$5,866	$112	2%
Fee and other income	61	43	18	42%	65	(4)	(6)%
Net revenues	6,039	6,086	(47)	(1)%	5,931	108	2%
Fair value gains (losses), net	204	(273)	477	NM	82	122	149%
Investment gains (losses), net	(257)	(14)	(243)	NM	1	(258)	NM
Other gains (losses), net	(53)	(287)	234	82%	83	(136)	NM
(Provision) benefit for credit losses	(103)	(293)	190	65%	(24)	(79)	NM
Non-interest expense:
Administrative expenses(4)	(601)	(750)	149	20%	(812)	211	26%
Legislative assessments(5)	(918)	(921)	3	— %*	(920)	2	— %*
Credit enhancement expense(6)	(280)	(288)	8	3%	(407)	127	31%
Other income (expense), net(7)	(90)	(173)	83	48%	(173)	83	48%
Total non-interest expense	(1,889)	(2,132)	243	11%	(2,312)	423	18%
Income before federal income taxes	3,994	3,374	620	18%	3,678	316	9%
Provision for federal income taxes	(820)	(697)	(123)	(18)%	(760)	(60)	(8)%
Net income	$3,174	$2,677	$497	19%	$2,918	$256	9%

Average charged guaranty fee on new conventional acquisitions, net of TCCA fees	55.1 bps	55.4 bps	(0.3) bps	(1)%	56.5 bps	(1.4) bps	(2)%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA fees	48.8 bps	48.7 bps	0.1 bps	— %*	48.1 bps	0.7 bps	1%

First Quarter 2026	3

Multifamily Business
Kelly Follain, EVP, Head of Multifamily, Fannie Mae:
“The first quarter reinforced the strength of our DUS® model and lender partnerships, supporting liquidity for multifamily borrowers and advancing the financing of affordable rental housing. As our book of business grew to $542.5 billion, we remained focused on delivering disciplined and flexible support in a dynamic market.”

Multifamily Highlights — First Quarter 2026

•	Multifamily acquisition volume declined to $17.1 billion, compared with $25.8 billion in 4Q 2025.

•	Multifamily book of business grew to $542.5 billion as of Mar. 31, 2026, a $7.8 billion increase from Dec. 31, 2025.

•	Average charged guaranty fees on overall multifamily book decreased by 0.5 basis points to 71.1 basis points as of Mar. 31, 2026, compared with 71.6 basis points as of Dec. 31, 2025.

•
Overall credit characteristics of the multifamily guaranty book were largely unchanged compared with the prior quarter, with weighted-average original loan-to-value ratio of 63% and a weighted-average debt service coverage ratio of 1.9 as of Mar. 31, 2026.

•	Multifamily serious delinquency rate increased to 0.78% as of Mar. 31, 2026, compared with 0.74% as of Dec. 31, 2025.(9)

•
Provision for multifamily credit losses of $174 million, primarily associated with an increase in loan delinquencies and by weakened property valuations on certain problem loans. This compares to a multifamily provision for credit losses of $5 million for 4Q 2025.

Multifamily Business Financial Results

(Dollars in millions)	1Q26	4Q25	Variance	% Change	1Q25	Variance	% Change
Net interest income	$1,220	$1,225	$(5)	— %*	$1,135	$85	7%
Fee and other income	21	20	1	5%	19	2	11%
Net revenues	1,241	1,245	(4)	— %*	1,154	87	8%
Fair value gains (losses), net	(83)	16	(99)	NM	41	(124)	NM
Investment gains (losses), net	(20)	19	(39)	NM	(2)	(18)	NM
Other gains (losses), net	(103)	35	(138)	NM	39	(142)	NM
(Provision) benefit for credit losses	(174)	(5)	(169)	NM	—	(174)	NM
Non-interest expense:
Administrative expenses(4)	(144)	(171)	27	16%	(180)	36	20%
Legislative assessments(5)	(13)	(15)	2	13%	(11)	(2)	(18)%
Credit enhancement expense(6)	(78)	(80)	2	3%	(72)	(6)	(8)%
Other income (expense), net(7)	(59)	27	(86)	NM	(24)	(35)	(146)%
Total non-interest expense	(294)	(239)	(55)	(23)%	(287)	(7)	(2)%
Income before federal income taxes	670	1,036	(366)	(35)%	906	(236)	(26)%
Provision for federal income taxes	(124)	(186)	62	33%	(163)	39	24%
Net income	$546	$850	$(304)	(36)%	$743	$(197)	(27)%

Average charged guaranty fee rate on multifamily guaranty book of business, at period end	71.1 bps	71.6 bps	(0.5) bps	(1)%	74.1 bps	(3.0) bps	(4)%

First Quarter 2026	4

Additional Matters

Fannie Mae’s Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations and Comprehensive Income for the first quarter of 2026 are available in the accompanying Annex; however, investors and interested parties should read the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2026 (“First Quarter 2026 Form 10-Q”), which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its First Quarter 2026 Form 10-Q. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “1Q 2026 Earnings Presentation” and “First Quarter 2026 Financial Supplement” at www.fanniemae.com.

# # #

This release includes forward-looking statements regarding the company's future financial and mission performance and financial condition, as well as the company’s future plans, and their impact. Actual outcomes could be materially different from what is set forth in these forward-looking statements due to a variety of factors, including those described in “Forward-Looking Statements” in the company’s First Quarter 2026 Form 10-Q and in “Forward-Looking Statements,” “Risk Factors,” and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2025.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Information contained on or accessible through our website is not incorporated into, and does not as a result of references to the company’s website form a part of, this release or any other report or document the company files with or furnishes to the Securities and Exchange Commission, and any references to the company’s website are intended to be inactive textual references only.

To learn more, visit fanniemae.com.

Endnotes
NM	Not meaningful
*	Represents less than 0.5%
(1)	As presented in our Form 10-Q, net revenues consists of net interest income, and fee and other income.
(2)	Illustrative return on average required Common Equity Tier 1 (CET1) is designed to show what our return on capital would have been if our actual CET1 available capital had been equal to the CET1 capital requirement for the applicable periods. CET1 requirement as presented represents the company's average CET1 capital requirement including prescribed capital conservation buffer amount under the enterprise regulatory capital framework (which is not currently in effect while the company is in conservatorship) for the period as described below and not the amount of the company's actual available CET1 capital. As of March 31, 2026, the company's actual available CET1 capital was a deficit of $37 billion. For each applicable period, the illustrative return on average required CET1 ratio is calculated based on annualized year-to-date net income for the period divided by the average CET1 capital requirement for each quarter to date during the applicable year plus the fourth quarter of the previous year.

(3)	Administrative expense ratio is calculated as administrative expenses divided by net revenues during the period. Administrative expenses consist of salaries and employee benefits and professional services, technology and occupancy expenses.
(4)	Consists of salaries and employee benefits and professional services, technology and occupancy expenses.
(5)
For single-family, consists of the portion of our single-family guaranty fees that is paid to Treasury pursuant to the TCCA, affordable housing allocations and FHFA assessments. For multifamily, consists of affordable housing allocations and FHFA assessments.

(6)
Consists of costs associated with freestanding credit enhancements, which primarily include the company’s Connecticut Avenue Securities® (“CAS”) and Credit Insurance Risk TransferTM programs, enterprise-paid mortgage insurance, and certain lender risk-sharing programs.

(7)	Primarily consists of foreclosed property income (expense), change in the expected benefits from our freestanding credit enhancements, and gains (losses) from partnership investments.
(8)	Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process. Our single-family serious delinquency rate is expressed as a percentage of our single-family conventional guaranty book of business based on loan count.
(9)	Multifamily serious delinquency rate consists of multifamily loans that were 60 days or more past due based on unpaid principal balance, expressed as a percentage of our multifamily guaranty book of business.

Investor Contact: Yasaman Hekmat (yasaman_hekmat@fanniemae.com)
Media Contact: Matthew Classick (matthew_t_classick@fanniemae.com).

First Quarter 2026	5

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three Months Ended March 31,

	2026	2025
Interest income:
Mortgage loans	$38,905	$37,399
Securities purchased under agreements to resell	630	872
Investments in securities and other	687	745
Total interest income	40,222	39,016
Interest expense:
Short-term debt	(194)	(105)
Long-term debt	(32,830)	(31,910)
Total interest expense	(33,024)	(32,015)
Net interest income	7,198	7,001
Fair value gains (losses), net	121	123
Fee and other income	82	84
Investment gains (losses), net	(277)	(1)
Non-interest income	(74)	206
(Provision) benefit for credit losses	(277)	(24)
Non-interest expense:
Salaries and employee benefits	(463)	(611)
Professional services, technology, and occupancy	(282)	(381)
Legislative assessments	(931)	(931)
Credit enhancement expense	(358)	(479)
Other income (expense), net	(149)	(197)
Total non-interest expense	(2,183)	(2,599)
Income before federal income taxes	4,664	4,584
Provision for federal income taxes	(944)	(923)
Net income	3,720	3,661
Other comprehensive income (loss)	(65)	(6)
Total comprehensive income	$3,655	$3,655
Net income	$3,720	$3,661
Dividends distributed or amounts attributable to senior preferred stock	(3,655)	(3,655)
Net income (loss) attributable to common stockholders	$65	$6
Earnings per share:
Basic	$0.01	$0.00
Diluted	0.01	0.00
Weighted-average common shares outstanding:
Basic	5,867	5,867
Diluted	5,893	5,893

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2026 Form 10-Q

First Quarter 2026	6

FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions)

	As of
	March 31, 2026	December 31, 2025
ASSETS
Cash	$11,485	$11,452
Restricted cash (includes $26,323 and $22,848, respectively, related to consolidated trusts)	33,779	31,131
Securities purchased under agreements to resell (includes $19,450 and $18,425, respectively, related to consolidated trusts)	38,199	45,650
Investments in securities, at fair value	75,520	69,889
Mortgage loans:
Loans held for sale, at lower of cost or fair value	199	209
Loans held for investment, at amortized cost:
Of Fannie Mae	60,595	57,970
Of consolidated trusts	4,062,863	4,069,498
Total loans held for investment (includes $5,547 and $5,464, respectively, at fair value)	4,123,458	4,127,468
Allowance for loan losses	(8,357)	(8,364)
Total loans held for investment, net of allowance	4,115,101	4,119,104
Total mortgage loans	4,115,300	4,119,313
Advances to lenders	3,509	3,595
Deferred tax assets, net	9,430	9,828
Accrued interest receivable (includes $11,275 and $11,129, respectively, related to consolidated trusts)	11,915	11,689
Other assets	15,498	14,991
Total assets	$4,314,635	$4,317,538
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $11,277 and $11,320, respectively, related to consolidated trusts)	$12,213	$12,035
Debt:
Of Fannie Mae (includes $265 and $256, respectively, at fair value)	150,438	127,289
Of consolidated trusts (includes $13,707 and $15,060, respectively, at fair value)	4,022,364	4,053,140
Other liabilities (includes $1,700 and $1,719, respectively, related to consolidated trusts)	16,953	16,062
Total liabilities	4,201,968	4,208,526
Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $230,511 and $226,984, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(20,541)	(24,261)
Accumulated other comprehensive income (loss)	(45)	20
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity	112,667	109,012
Total liabilities and equity	$4,314,635	$4,317,538

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2026 Form 10-Q

First Quarter 2026	7